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                                                                    Exhibit 23.1
INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Continuus Software Corporation on Form S-8 of our report dated January 26, 1999, except for paragraph 1 of Note 10, as to which the date is April 16, 1999; Note 14, as to which the date is April 30, 1999; and paragraphs 3 and 4 of Note 1, as to which the dates are July 13, 1999 and July 21, 1999, appearing in Registration Statement No. 333-76893 on Form S-1 of Continuus Corporation for the year ended December 31, 1998.

/S/ Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP

Costa Mesa, California
February 28, 2000